Exhibit (a)(1)(vii)

                                    Offer by
                        FARMERS CAPITAL BANK CORPORATION
                              To Purchase for Cash
                    Up to 550,000 Shares of Its Common Stock
  At a Purchase Price of Not Greater Than $35.00 nor Less Than $31.00 per Share

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  The Tender Offer, the Proration Period and Withdrawal Rights expire at 12:01
 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, unless the
                           Tender Offer is extended.
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To the Participants in our 2004 Employee Stock Purchase Plan:

      As a participant in our 2004 Employee Stock Purchase Plan (the "ESP Plan") your ESP Plan account is invested in the common stock of Farmers Capital Bank Corporation, a Kentucky corporation ("Farmers Capital," "us," "our" and "we"). We have commenced an offer to purchase for cash up to 550,000 shares of our common stock, par value $0.125 per share, at a price not greater than $35.00 nor less than $31.00 per share, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the "Offer").

      Tender Offer Purchase Price. We will select the purchase price for the tendered shares and the purchase price will not be greater than $35.00 nor less than $31.00 per share, without interest, based on the price that will allow us to purchase 550,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased in the Offer will be purchased at the same purchase price.

      Manner of Selecting Properly Tendered Shares. This Offer is being extended to all of our shareholders, not just shareholders who are participants in our ESP Plan. All shares properly tendered at or below the purchase price we select and not properly withdrawn will be purchased, subject to the conditions of the Offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than 550,000 shares are properly tendered, we will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that we select and shares not purchased because of proration or conditional tenders will be returned promptly, at our cost, following the expiration of the Offer.

      Right to Purchase More than 550,000 Shares. As described in the Offer to Purchase, we expressly reserve the right to purchase, in our sole discretion, up to an additional 2% of our outstanding shares without extending the Offer. We also reserve the right, in our sole discretion, subject to applicable legal requirements, to purchase more than 550,000 shares of our common stock in the Offer.

      Enclosures. Enclosed are the Offer materials. These materials describe the Offer and its terms in more detail. As described below, you have the right to direct the ESP Plan administrator to tender some or all of your shares of our common stock, par value $0.125 per share (the "Shares") credited to your individual account under the ESP Plan.

      Shares Held Outside ESP Plan. The Agent Plan Administrator Direction Form (Transmittal - ESPP) enclosed with this letter may only be used to tender Shares held in your ESP Plan Account. There is a Letter of Transmittal that may only be used to tender shares held outside of the ESP Plan. If you hold shares outside of the ESP Plan and wish to tender those shares as well as shares held in your ESP Plan account, you need to comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your shares outside of the ESP Plan, and submit the enclosed Agent Plan Administrator Direction Form (Transmittal - ESPP) for shares you hold in your ESP Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the Offer.

                                  INSTRUCTIONS

      No Tender: If you do not wish to tender all or any portion of your Shares in your ESP Plan account, you do not need to take any action.

      Withdrawal & Tender: If you would like to tender some or all of the Shares held on your behalf in your ESP Plan account in response to this Offer, detailed instructions on how to tender Shares from your ESP Plan account are set forth below. Be sure to consider the tax consequences of the withdrawal of your Shares from your ESP Plan account before deciding whether or not to tender your Shares! We urge you to consult with your own tax advisor.

                          ***IMPORTANT, PLEASE READ***

      Certain Federal Income Tax Consequences of Withdrawn and Tendered Shares:
If you choose to direct the ESP Plan administrator to tender some or all of your Shares held in your ESP Plan account (the "ESP Tendered Shares"), then one of the following scenarios will occur:

      o Purchase of All ESP Tendered Shares. We will accept and purchase all of your ESP Tendered Shares in accordance with the terms and conditions of the Offer and such ESP Tendered Shares that are accepted for purchase will be treated as "withdrawn" from your ESP Plan account; or

      o Purchase of a Portion of ESP Tendered Shares. We will accept and purchase some of your ESP Tendered Shares in accordance with the terms and conditions of the Offer and such portion of Shares that are accepted for purchase will be treated as "withdrawn" from your ESP Plan account. Any remaining ESP Tendered Shares that we do not accept and purchase will remain in your ESP Plan account and will not be treated as "withdrawn" shares; or

      o No ESP Tendered Shares Purchased. We will not accept and purchase any of your ESP Plan Shares and all of your ESP Plan Shares will remain in your ESP Plan account and will not be treated as "withdrawn" shares.

You will have certain federal income tax implications with respect to your ESP Tendered Shares that are treated as "withdrawn" (the "Withdrawn Shares"). Your federal income tax implications will depend on whether you have held your Withdrawn Shares in your ESP Plan account for the statutory holding period ("Holding Period"). The Holding Period is the later of (i) two (2) years from the date of grant of the Purchase Right (as defined in the ESP Plan) and (ii) one (1) year from the date of exercise of the Purchase Right (as defined in the ESP Plan).

      (1) Shares Held for the Holding Period. If your Withdrawn Shares have been held for the Holding Period, then the sale of your Withdrawn Shares to us (in accordance with the terms and conditions of the Offer) is considered a qualifying disposition under the federal income tax code. Accordingly, you will be required to recognize ordinary income on the sale of the Withdrawn Shares equal to the lesser of:

            (1) the amount by which the fair market value of the stock at the time that the Purchase Right (as defined in the Employee Stock Purchase
      Plan) was granted exceeded the Purchase Price (as defined in the ESP Plan) for such stock under the Employee Stock Purchase Plan; and

            (2) the excess of the amount realized on the disposition of the Withdrawn Shares over the Purchase Price (as defined in the ESP Plan) for the Shares under the ESP Plan.

Any additional gain or loss recognized on the disposition of your Withdrawn Shares will be long-term capital gain or loss.

      (2) Shares Held for Less than the Holding Period. If your Withdrawn Shares have been held for a period shorter than the Holding Period, then the sale of your Withdrawn Shares to us (in accordance with the terms and conditions of the Offer) is not a qualifying disposition under the federal income tax code.


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

Accordingly, you will be required to recognize ordinary income in an amount equal to the excess of the fair market value of the Withdrawn Shares on the date of grant of the Purchase Right (as defined in the ESP Plan) for such Withdrawn Shares over the Purchase Price (as defined in the ESP Plan) paid for the Withdrawn Shares under the ESP Plan. Any additional gain or loss recognized on the disposition of the Withdrawn Shares will be short-term or long-term capital gain or loss depending on the length of time you have held the Withdrawn Shares under the ESP Plan.

      NOTE: The Shares that have been held the longest in your ESP Plan account will be tendered first.

      Order of Share Purchases. As described in the Offer to Purchase, if fewer than all Shares properly tendered and not properly withdrawn at or below the purchase price are to be purchased by us, we will purchase tendered Shares in the following order of priority:

      o Odd Lots. First, from all shareholders who own beneficially or of record, an aggregate of fewer than 100 Shares ("odd lots") who properly tender indicate their odd lot status and that all such Shares are tendered, and do not properly withdraw, all of such Shares at or below the purchase price we select (partial tenders will not qualify for this preference);

      o Conditional Tenders. Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other shareholders who properly, and do not properly withdraw, tender Shares at or below the purchase price we select; and

      o Random Lot. Third, only if necessary to permit us to purchase 550,000 Shares (or such greater number of Shares as we may elect to purchase subject to applicable law) from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the Offer. See
            Section 6 of the Offer to Purchase.

Tender Mechanics: In order to tender Shares in your ESP Plan account you will need to complete the enclosed "Agent Plan Administrator Direction Form (Transmittal - ESPP)" and return it to American Stock Transfer & Trust Company ("Agent Plan Administrator") who is acting as our agent in connection with our duties as plan administrator of the ESP Plan:

                 [LOGO} American Stock Transfer & Trust Company

         If delivering by mail:                If delivering by hand or courier:
         ----------------------                ---------------------------------

       American Stock Transfer &                   American Stock Transfer &
    Trust Company Operations Center             Trust Company Operations Center
    Attn: Reorganization Department             Attn: Reorganization Department
             P.O. Box 2042                             6201 15th Avenue
     New York, New York 10272-2042                 Brooklyn, New York 11219

      Tender Deadline. The Agent Plan Administrator Direction Form (Transmittal
- ESPP) must be sent to the Agent Plan Administrator by 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, unless the Offer is extended, in which case, if administratively feasible, the deadline for receipt of your Agent Plan Administrator Direction Form (Transmittal - ESPP) will be the expiration of the Offer, as extended.

      If You Do Not Complete the Enclosed Agent Plan Administrator Direction Form (Transmittal - ESPP) and Return It To American Stock Transfer & Trust Company on a Timely Basis, You Will Be Deemed to Have Elected Not to Participate in the Offer and No Shares Credited to Your ESP Plan Account Will Be Tendered in the Offer.


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

      Share Balance in ESP Plan Account. You may determine the number of Shares in your ESP Plan account, from time to time either through the Internet at or by calling American Stock Transfer & Trust Company, the record keeper for the ESP Plan, at 1-800-937-5449.

      Designations to Be Made on Agent Plan Administrator Direction Form (Transmittal - ESPP). If you desire to tender Shares from your ESP Plan account, then you must specify the following on the Agent Plan Administrator Direction Form (Transmittal - ESPP):

      o Whether or not you wish to tender all Shares held in your ESP Plan account, or just some Shares. If you specify that you only wish to tender a certain number of Shares, then the Agent Plan Administrator will only tender that specified number if your ESP Plan account contains at least that number of Shares. Unless you indicate in writing otherwise, your Shares that have been held for the longest time period in your ESP Plan account will be used first for tendering. If your ESP Plan account contains less than the number of shares you specified to tender, the Agent Plan Administrator will tender all Shares in your ESP Plan account.

      o Whether you are willing to sell the Shares in your ESP Plan account to us at the price we determine in the Offer (which could result in you receiving a price per share as low as $31.00), or

            If not, you must specify the price or prices, not greater than $35.00 nor less than $31.00 per share, at which you are willing to sell the Shares in your ESP Plan account to us under the Offer.

      o If you wish to tender portions of your Shares at different prices, you must complete and submit a separate Agent Plan Administrator Direction Form (Transmittal - ESPP) for each price at which you wish to tender each such portion of your Shares.

      o If you hold an aggregate of fewer than 100 Shares, and you instruct the Agent Plan Administrator to tender all such Shares at or below the purchase price before the Expiration Time (as defined in the Offer to Purchase) and check the box captioned "Odd Lots" on the enclosed Agent Plan Administrator Direction Form (Transmittal -
            ESPP), we, on the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the purchase price and not properly withdrawn.

      o If you wish to condition your tender upon the purchase of all Shares tendered or upon our purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Our purchase of Shares from all tenders which are so conditioned may be determined by random lot. To elect such a condition complete the section captioned "Conditional Tender" in the enclosed Agent Plan Administrator Direction (Transmittal - ESPP).

      Matters to Consider. When considering whether or not to participate in the Offer, it is important that you note the following:

      1. Deadline to Submit Agent Plan Administrator Direction Form (Transmittal - ESPP). The Offer, the proration period and withdrawal rights expire at 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007, unless we extend the Offer. Your Agent Plan Administrator Direction Form (Transmittal - ESPP) must be received by such expiration time.

      2. Price Range for Tender. Shares held on your behalf in your ESP Plan account may be tendered at prices not greater than $35.00 nor less than $31.00 per share.

      3. Conditions of Tender. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to


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

            certain other conditions set forth in the Offer to Purchase including the issuance of trust preferred securities in an amount that, together with excess cash, will be sufficient to purchase the Shares and pay related fees and expenses. See Section 7 of the Offer to Purchase.

      4. No Recommendation. Neither we nor any member of our Board of Directors, nor the Dealer Manager, the Information Agent, the Depositary, the Agent Plan Administrator or any other fiduciary of the ESP Plan makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which your Shares should be tendered.

      5. Fees. Tendering participants will not be obligated to pay any brokerage fees or commission or solicitation fees to the Dealer Manager, Depositary, Information Agent or Farmers Capital or, stock transfer taxes on the transfer of Shares pursuant to the Offer.

      6. Tender Irrevocable Unless Timely Withdrawn. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the Agent Plan Administrator to tender shares held on your behalf in your ESP Plan account, and you subsequently decide to change your instructions or withdraw your tender of Shares, you may do so by submitting a new Agent Plan Administrator Direction Form (Transmittal - ESPP). However, the new Agent Plan Administrator Direction Form (Transmittal - ESPP) will be effective only if it is received by American Stock Transfer & Trust Company on or before 12:01 a.m. (Eastern Daylight Savings Time), on Thursday, August 16, 2007. Upon receipt of a timely submitted new Agent Plan Administrator Direction Form (Transmittal - ESPP), your previous instructions to tender the Shares will be deemed canceled. If your new Agent Plan Administrator Direction Form (Transmittal -
            ESPP) directed the Agent Plan Administrator to withdraw from tender the Shares held on your behalf in your ESP Plan account, you may later re-tender those Shares by submitting another Agent Plan Administrator Direction Form (Transmittal - ESPP) at the above address so long as it is received by American Stock Transfer & Trust Company on or before the expiration of the Offer. Additional Agent Plan Administrator Direction Forms (Transmittal - ESPP) may be obtained by calling American Stock Transfer & Trust Company, at 1-800-937-5449.

      7. Shares Not Purchased Recredited to Your ESP Plan. Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration or conditional tenders for any other reason under the Offer will be recredited to your ESP Plan account at our expense after the Expiration Time (as defined in the Offer to Purchase).

      8. Continued Participation in ESP Plan. By tendering all of the Shares held on your behalf in your ESP Plan account, you will not be withdrawing from participation in the ESP Plan. If you desire to withdraw from participation in the current offering under the ESP Plan (i.e. having compensation withheld for the purchase of additional shares of our common stock), then you should submit the appropriate Notice of Withdrawal form, available upon request.

      The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Farmers Capital by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


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